LAW OFFICES
                          EDWARD H. GILBERT
                       PROFESSIONAL ASSOCIATION


5100 Town Center Circle                      Telephone: (561) 361-9300
Suite 430                                       Telefax (561) 361-9369
Boca Raton, Florida 33486                    E-Mail: ehgilbert@aol.com



July 8, 2002
Page

July 8, 2002


Guy T. Lindley, President
Ewebcentral.net, Inc.
1515 University Drive
Suite 111C
Coral Springs, Florida 33071



Re:     Ewebcentral.net, Inc., a Florida corporation (the "Company")


Gentlemen:


We have acted as counsel to the Company, in connection with the preparation of a Registration Statement on Form SB-2, File No. 333-82462, (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale by the Company of up to1,000,000 shares of common stock, par value $.0001 per share of the Company (the " Company Shares").

In connection with the opinions included as a part of this letter, we have reviewed originals or copies of the following documents: (i) the Registration Statement and the exhibits thereto; (ii) the Articles of Incorporation of the Company; (iii) the Bylaws of the Company; (iv) certain records of the Company's corporate proceedings; (iv) such statutes, records and other documents, records and papers as we have deemed relevant, necessary or appropriate in order to provide the opinions included as a part of this letter.

In rendering the opinions included herein, the documents we have examined were originals or copies, certified or otherwise identified to our satisfaction. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon statements and certificates of the Company or of government or other officials.

Based on the foregoing, we are of the opinion that when the Company Shares are issued, sold and paid for in accordance with the terms of the prospectus included as part of the Registration Statement, they will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to Federal securities laws, rules and regulations and the laws of the State of Florida and we express no opinion with respect to the laws of any other country, state or jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. This opinion is furnished to you solely for your information in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose whatsoever without our express written permission.

Very truly yours,

/S/ Edward H. Gilbert, P.A.